Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1, of our report dated July 11, 2025, relating to the financial statements of Trailblazer Acquisition Corp. as of June 30, 2025 and for the period June 9, 2025 (inception) through June 30, 2025 (which includes explanatory paragraph relating to Trailblazer Acquisition Corp’s ability to continue as a going concern), which is contained in that Prospectus. We also consent the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 11, 2025